Exhibit 10.5

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended September 30, 2007

SUMMARY OF DIRECTOR COMPENSATION

Effective October 17, 2007

DIRECTOR COMPENSATON

At its quarterly meeting on October 17, 2007, the Board of Directors modified compensation arrangements for directors.

Effective immediately, each nonemployee director receives an annual retainer fee of $150,000, of which $75,000 is payable in cash and $75,000 is payable in restricted or deferred shares of the company’s common stock. The shares vest when the director retires as a director. While the director is serving on the board, his or her restricted stock receives cash dividends, and deferred stock accrues additional shares of deferred stock in lieu of a cash dividend. In addition, the chairman of the Audit Committee receives $10,000 in restricted or deferred stock annually, the chairmen of the Compensation Committee and Nominating and Governance Committee receive $7,500 in restricted or deferred stock annually, and each member of the Audit Committee receives $5,000 in restricted or deferred stock annually.

Under the Deferred Compensation Plan for Directors, any nonemployee director may elect to defer receipt of all or a portion of his or her director’s compensation until any date but no later than the year in which the director attains the age of 73 years. Participants may elect to have cash deferred amounts (1) credited with interest quarterly at 80% of the prevailing prime rate, or (2) converted into common share units based on the deferral date closing price of Briggs & Stratton’s common stock. Shares of Briggs & Stratton common stock that are deferred will be credited to a common stock account. Any balance of either the common share unit account or the common stock account will be credited with an amount equivalent to any dividend paid on Briggs & Stratton’s common stock, which will be converted into additional common share units. Common share units may be distributed in cash or stock at the election of the directors. The balance in the common stock account will be distributed in shares of Briggs & Stratton common stock. All other distributions will be paid in cash. Nonemployee directors are also provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on corporate business.

Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products and also pays directors the applicable tax liability associated with the reimbursement. The amount of the reimbursement and tax payment is included in the director’s taxable income.